AMENDMENT NUMBER FIFTY-TWO
TO
SUB-ADMINISTRATION AGREEMENT
THIS AMENDMENT NUMBER FIFTY-TWO TO SUB-ADMINISTRATION AGREEMENT (this “Amendment”) is entered into as of the 1st day of September, 2022 (“Amendment Effective Date”) by and between Global X Management Company LLC, a Delaware limited liability company (“GXMC”), and SEI Investments Global Funds Services, a Delaware statutory trust (the “Sub-Administrator”).
WHEREAS, GXMC serves as investment adviser and administrator to Global X Funds (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended;
WHEREAS, GXMC and the Sub-Administrator entered into a Sub-Administration Agreement dated as of the 25th day of November, 2008, as amended, pursuant to which the Sub-Administrator agreed to provide certain administrative, accounting and compliance services with respect to the Trust (the “Agreement”); and
WHEREAS, GXMC and the Sub-Administrator desire to further amend the Agreement on the terms and subject to the conditions provided herein.
NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Schedule II (Services). Schedule II (Services) of the Agreement is hereby amended to add a new “18f-4 Monitoring Services” section to the end of Schedule II, which new section shall be as set forth on Attachment 1 hereto.
2.Schedule III (Fees). Schedule III (Fees) of the Agreement is hereby amended to add a new “18f-4 Monitoring Services Fee” section to the end of Schedule III, which new section shall be as set forth on Attachment 2 hereto.
3.Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.
4.Counterparts. This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.
5.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

SEI INVESTMENTS GLOBAL FUNDS SERVICES By: /s/ John Alshefski Name: John Alshefski Title: SVP	GLOBAL X MANAGEMENT COMPANY LLC By: /s/ Susan Lively Name: Susan Lively Title: General Counsel

ATTACHMENT 1

18f-4 Monitoring Services:

18f-4 Monitoring Services	SEI Responsibility	Client Responsibility
Data Management Services
Facilitate data loads into risk and monitoring system
Aggregate, format and normalize all necessary data prior to loading into risk and monitoring system
Review data loads for completion
Research and resolve data load exceptions
Setup data structures into risk and monitoring system
Provide assistance with remedying data exceptions Provide assistance with legal structures during setup
Monitoring Services
Review daily monitoring results against client provided testing parameters
Communicate to client any exceptions or early warnings triggered
Report daily monitoring results to client
Provide a User Interface accessible via the SEI Manager Dashboard, a web-based portal for Client’s input, review, access and monitoring of Reporting data and documents.

Provide initial test list and any updates, as applicable
Provide VAR calculation methodology (i.e. Monte Carlo, Historical Method, etc.)
Review and approve daily monitoring results
Provide SEI with any ongoing user permission changes or new user setups

Filing Services
Prepare form N-RN for submission to regulators
Provide draft filing to client for review and approval in the regulatory or industry prescribed format, as required
Modify filing as directed by Firm
File approved form N-RN
Archive and retain Reports, filings and supporting data, as applicable
Prepare requested reports for board reporting
Review and approve form N-RN prior to Edgar submission. Provide SEI with 60-day written notice of changes to requirements (e.g. - change to board materials)

ATTACHMENT 2

18f-4 Monitoring Services Fees
$[ ] per fund annual fee for funds listed in Section II of Appendix I to the Derivatives Risk Management Program
$[ ] per fund annual fee for Limited Derivatives Users , which is any fund not listed in Section II of Appendix I to the Derivatives Risk Management Program
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